Exhibit 99.1

Contacts:

Susan M. Kanaya

Senior Vice President, Finance and

Chief Financial Officer or

Markus J. Cappel, Ph.D.

Chief Business Officer

650-210-2900

investor@chemocentryx.com

ChemoCentryx Announces Appointment of Health Care Insurance Executive

Ira Klein, M.D., to Company’s Board of Directors

Mountain View, CA—May 28, 2013 (GLOBE NEWSWIRE)—ChemoCentryx, Inc. (NASDAQ:CCXI) has announced the appointment of Ira Klein, MD, MBA, FACP, to its Board of Directors. Most recently the Chief of Staff to the Chief Medical Officer (CMO) at Aetna, Dr. Klein has been newly appointed as National Medical Director, Clinical Thought Leadership to that organization. At Aetna, Dr. Klein is responsible for promoting the strategic efforts of the office of the CMO, including creating and deploying clinical programs, and facilitating integration and clinician development.

“Given the rising importance of payer collaboration with the biopharmaceutical industry, we are delighted to welcome Dr. Klein to the ChemoCentryx board,” said Thomas J. Schall, PhD, President and Chief Executive Officer of ChemoCentryx. “His deep experience in the health care industry and his ability to bring the payer’s perspective to our board will be significant as we advance multiple compounds through clinical development and plan for commercialization.”

Dr. Klein joined Aetna in 2006 as Medical Director and has held various roles in benefit design, financial and clinical analytics, and oncology strategy. Prior to joining Aetna, Dr. Klein was the Medical Director for quality and case management at Bayshore Community Health System in New Jersey. Before that, he served as the Chief Medical Officer of Elderplan, an 11,000-member Medicare Social HMO focused on the frail elderly.

Dr. Klein is a Clinical Assistant Professor of Medicine at the University of Medicine and Dentistry of New Jersey—Robert Wood Johnson Medical School, where he also received his medical degree with highest honors. He completed his residency in internal medicine at Brown University and Robert Wood Johnson University Hospital.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. The Company’s most advanced drug candidate, vercirnon (also known as Traficet-EN, CCX282 or GSK1605786), a specific CCR9 inhibitor, completed a multi-national clinical trial, called PROTECT-1, in patients with moderate-to-severe Crohn’s disease, where it demonstrated the ability to induce a clinical response and to maintain clinical remission, and is now in Phase III clinical development. The Company’s lead independent drug candidate, CCX140, a CCR2 inhibitor, has been shown to be safe and well tolerated while demonstrating clinical activity on glycemic indices in a Phase II clinical trial in type 2 diabetics, and is now in Phase II clinical development for the treatment of diabetic nephropathy. Other clinical programs include CCX354 (also known as GSK2941266), a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis, CCX168, a C5aR inhibitor in Phase II clinical development for the treatment of anti-neutrophil cytoplasmic antibody (ANCA)-associated vasculitis, as well as CCX872, a CCR2 inhibitor, and CCX507, an inhibitor of CCR9, both of which are in Phase I clinical testing. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential” or “continue” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements are based on the Company’s current beliefs and expectations and include the Company’s statements regarding its expectations as to the impact of Dr. Klein’s appointment on the Company’s drug development and commercialization efforts. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K for the year ended December 31, 2012 which is available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.ChemoCentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

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Source: ChemoCentryx, Inc.